JOINT VENTURE AGREEMENT

    This Joint Venture Agreement (“Agreement”), dated this 18th day of February 2013, is by and between Progaming Platforms Corp., a Delaware corporation, with offices located at 40 Wall Street, 28th Floor, New York (the “Company”), Zenetek LLC a Nevada corporation ("Zenetek"), with offices located at 2700 West Coast Highway, Suite 215, Newport Beach, CA 92660 and offshore location at 62/7/15 Nguyen Dinh Chinh Street, Ward 15, Phu Nhuan District, Saigon, Vietnam. The Company, Zenetek are sometimes hereinafter referred to individually, as a "Party" and collectively, as the "Parties."

    WHEREAS, the Company is engaged in the business of developing an online gaming platform and entering into agreements with online game service providers in the United States and elsewhere in order to allow licensees to offer games of skill utilizing the Company's unique, proprietary platform technology (the "Platform"); and

    WHEREAS, Zenetek LLC is a wholly-owned subsidiary of publicly-traded Anything Media Technologies Inc., with a diversified group of subsidiary companies and affiliates engaged in the business, among others, of supplying IT infrastructure, social media implementation, and other related services to companies in SE Asia; and

    WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Company will grant Zenetek the right to represent the Company, on an exclusive basis, during a period of twelve (12) months ("Term") in China, Singapore, Taiwan, Vietnam, Hong Kong and Indonesia (the "Territories), utilizing Zenetek's extensive SE Asian business relationships and contacts for the purposes of entering into one or more joint ventures ("JV") to market the various applications the Company's proprietary gaming software technology (the "Platform").

    NOW THEREFORE, the Parties, in consideration of the mutual agreements and promises set forth herein, agree to enter into this Agreement, as follows:

    1.    Term and Services:    The Parties agree that during the period of twelve (12) months from the date set forth above (the "Term"), Zenetek shall represent the Company for the following purposes: (i) facilitating the Company's ability to enter into two or more JVs and/or other transactions with third parties that generate revenues for the Company ("JV Transactions"); (ii) negotiating JV Transactions that integrate the Company's "state-of-the-art" multiplayer puzzle game into major social media networks within the Territories; and (iii) negotiating JV Transactions with gaming companies within the Territories using the Company's Generic patented GER system.

    2.     Conditions Subsequent:    It is expressly understood by and between the Parties that in order for Zenetek to retain their representation rights ("Rights") on an exclusive basis, they must, within a period of ninety (90) days, prepare and present an operative business plan satisfactory to the Company (the "Business Plan"), which shall include potential JV partners. In the event that the Business Plan is not delivered to the Company within the ninety (90) day period, unless the Company shall waive this condition in writing for some additional period, this Agreement, at the Company's election, may determine that the Agreement shall remain in full force and effect, except that the Company shall have the right, in its sole discretion, to terminate the Rights on an exclusive basis but may continue the Rights on a non-exclusive basis.

    3.    Distribution of Revenues:    The Parties hereby agree that net revenues generated from any JV Transaction shall be distributed thirty-five (35%) percent to the Company and sixty-five (65%) percent to Zenetek, as they shall determine.

    4.    Assumption of Costs and Expenses: The Parties agree that all marketing and related costs and expenses and all engineering costs will be borne solely by Zenetek, and for which the Company shall have no obligation whatsoever. In addition, to the extent that Zenetek shall utilize the services of the Company's engineering and/or other personnel in fulfilling their obligations under this Agreement, such personnel costs shall be billed by the Company and paid for by Zenetek under separate subcontracting agreements.

    5.    Relationship of the Parties.    The relationship between the Company and Zenetek is that of independent contractors of the other. Zenetek, their officers, directors, employees and agents shall, under no circumstances, be deemed employees, agents or representatives of the Company, nor shall the Company, its officers, directors, employees and agents shall, under no circumstances, be deemed employees, agents or representatives of Zenetek. Neither Party shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever without the prior written consent of the other party.

    6.    Notices.    Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery, email or recognized overnight services such as Federal Express, as follows:

    If to the Company, then to:
            Progaming Platforms Corp.
        Attn: Erez Pino, CEO
        1 Boney Ha’ir street
        Tel – Aviv
Israel
        Email: erez_zino@outlook.com

        If to the Zenetek, then to:
            Zenetek LLC.
            Attn:Robinson To, CEO
            62/7/15 Nguyen Dinh Chinh Street,
            Ward 15, Phu Nhuan District
            Saigon, Vietnam
            Email: robinson@zenetek.com

    7.    Confidentiality; Non-Disclosure; Non-Competition:
    A. In the performance of the Agreement, each Party and its employees, agents and representatives may have access to private, confidential and/or proprietary information owned or controlled by the other Party or Parties relating to equipment, apparatus, programs, software, plans, drawings, specifications and other data ("Information") and the Information may contain proprietary details and disclosure. The Parties specifically acknowledge that the Company may, in the course of this Agreement, be required and/or expected to disclose proprietary Information regarding its Platform or other Information (the "Company's Proprietary Information"), which shall remain the exclusive property of the Company. The receiving Party to the Company's Proprietary Information shall use the utmost degree of care, which in any event shall not be less that the same degree of care which the receiving Party uses to protect its own proprietary and confidential Information, to keep, and have its employees, agents and representatives keep, confidential any and all Company Proprietary Information. In keeping therewith, any Party receiving the Company's Proprietary Information shall not copy or publish or disclose it to others, or authorize or permit its employees, agents and representatives or anyone else to copy or publish or disclose the Company's Proprietary Information, without the Company's prior written consent, which consent can be withheld for any or no reason whatsoever, except to the extent of the performance by Kaloca or Zenetek of its duties and obligations under this Agreement . At the termination or expiration of this Agreement, Kaloca and Zenetek shall return to the Company all copies of the Company's Proprietary Information. These non-disclosure obligations will not apply to the Company's Proprietary Information which: (i) becomes generally know to the public by publication or disclosure by the Company or by any other means other than a breach of duty by the disclosing Party; (ii) the subject Information is previously known to the receiving Party; (iii) the subject Information is a matter of public record; or (iv) the Company's Proprietary Information is released or ordered to be released pursuant to a judicial or governmental decree or order.
    B. The Parties further acknowledge and agree that in the event of the breach or threatened breach of the provisions of Section 7.A above, monetary damages may be either: (i) difficult to ascertain; or (ii) not sufficient to protect the Company. As a result, the Parties to this Agreement consent to equitable remedies that the Company may seek, in addition to any monetary damages that may be established and proven by the Company.

    8.    Miscellaneous.
    A. No Waiver. The waiver or failure of either Party to exercise in any respect any right provided in this Agreement shall not be deemed a waiver of any other right or remedy to which the Party may be entitled.
    B. Entirety of Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement, with the understanding of the Parties that any rights hereunder shall be subject to the execution and delivery of the Agreement.
    C. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Israel and any dispute under this Agreement must be brought in this venue and no other.
    D. Any dispute arising under this Agreement shall be subject to and settled by binding arbitration, to be held in Tel Aviv, Israel, according to the applicable arbitration rules and regulations then in force in Israel.
    E. Headings. The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

    In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

PROGAMING PLATFORMS CORP.        ZENETEK LLC.

By: /s/ Erez Zino                                         By: /s/ Robinson To
Erez Zino, Chief Executive Officer             Robinson To, Chief Executive Officer